AGREEMENT AND PLAN OF MERGER


     AGREEMENT  AND  PLAN OF  MERGER,  dated as of June 29,  1999,  pursuant  to
Section 253 of the  Delaware  General  Corporation  Law (the "DGCL") and Section
607.1104 of the Florida Business Corporation Act (the "FBCA"), between American Metals Service, Inc., a Florida corporation having its principal place of business at 376 Main Street, P.O. Box 74, Bedminster, New Jersey 07921 (the "Company"), and American Metals Service, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, having its principal place of business at 376 Main Street, P.O. Box 74, Bedminster, New Jersey 07921 (the "Surviving Company").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the Company is a corporation duly organized and existing under the laws of the State of Florida with total authorized capital stock of Six Million (6,000,000) shares, $.01 par value per share (the "Company Common Stock").

     WHEREAS, the Surviving Company is a corporation duly organized and existing under the laws of the State of Delaware and will have, effective at the Effective Date (as defined below) total authorized capital stock of Twelve Million (12,000,000) shares, $.01 par value per share (the "Surviving Company Common Stock").

     WHEREAS, the respective Boards of Directors of the Company and the Surviving Company have each adopted resolutions approving this Agreement and Plan of Merger.

     NOW THEREFORE, in consideration of the foregoing and the undertakings herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. MERGER. The Company shall be merged with and into the Surviving Company pursuant to Section 253 of the DGCL and Section 607.1104 the FBCA. The Surviving Company shall survive the merger herein contemplated and shall continue to be governed by the laws of the State of Delaware. The separate corporate existence of the Company shall cease forthwith upon the Effective Date. The merger of the Company with and into the Surviving Company shall hereinafter be referred to as the "Merger."

     2. SHAREHOLDER APPROVAL. As soon as practicable after the execution of this Agreement and Plan of Merger, the Company and the Surviving Company shall, if necessary under the DGCL and FBCA, submit this Agreement and Plan of Merger to their respective shareholders for approval.

     3. EFFECTIVE DATE. The Merger shall be effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware and Articles of Merger with the Secretary of State of the State of Florida, which filings shall be made as soon as practicable after all required shareholder approvals have been obtained. The time of such effectiveness shall hereinafter be referred to as the "Effective Date."

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     4. COMMON STOCK OF THE COMPANY.  On the  Effective  Date,  by virtue of the
Merger and without any action on the part of the holders thereof, each share of Company Common Stock shall cease to exist and shall be changed and converted into one fully paid and non-assessable share of the Surviving Company Common Stock.

     5. STOCK CERTIFICATES. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of Company Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of the Surviving Company Common Stock into which the shares of the Company represented by such certificates have been converted as herein provided. The registered owner on the books and records of the Surviving Company or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Company or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of the Surviving Company evidenced by such outstanding certificate as above provided. On request, the Surviving Company will issue new certificates to anyone who holds stock certificates of the Company. Any request for new certificates will be subject to normal stock transfer requirements including proper endorsement, signature guarantee, if required, and payment of applicable taxes.

     6. STOCK OPTION PLAN.

          (a) On the Effective Date, if any options or rights granted under the Company's 1983 incentive stock option plan remain outstanding, then the Surviving Company shall assume the outstanding and unexercised portions of such options and such options shall be changed and converted into options to purchase Surviving Company Common Stock, such that an option to purchase one (1) share of the Company Common Stock shall be converted into an option to purchase one (1) share of the Surviving Company Common Stock. No other changes in the terms and conditions of such options shall occur.

          (b) One (1) share of the Surviving Company Common Stock shall be reserved for issuance under the Company's 1983 stock option plan from and after the Effective Date for each option to purchase one
               (1) share of the Company Common Stock so reserved immediately prior to the Effective Date.

          (c) No "additional benefits" within the meaning of Section 424(a)(2) of the Internal Revenue Code of 1986 (as amended) shall be accorded to the option holders pursuant to the assumption of their options.

     7. EMPLOYEE BENEFIT PLANS. On the Effective Date, the Surviving Company shall assume all obligations of the Company under any and all employee benefit plans in effect as of such date with respect to which employee rights or accrued benefits are outstanding as of such date. On the Effective Date, the Surviving Company shall adopt and continue in effect all such employee benefit plans upon the same terms and conditions as were in effect immediately prior to the Merger.

     8. SUCCESSION. On the Effective Date, the Surviving Company shall succeed to all of the rights, privileges, debts, liabilities, powers and property of the Company in the manner of and as more fully set forth in Section 259 of the DGCL. Without limiting the foregoing, upon the Effective Date, all property, rights, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of the Company shall be transferred to, vested in and devolved upon the Surviving Company without further act or deed and all property, rights, and every other interest of the Company and the Surviving Company shall be as effectively the property of the Surviving Company as they were of the Company and the Surviving Company, respectively. All rights of creditors of the Company and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities and duties of the Company shall attach to the Surviving Company and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     9. CERTIFICATE OF INCORPORATION AND BYLAWS. From and after the Effective Date, the Certificate of Incorporation, substantially in the form of Exhibit A hereto, and Bylaws, substantially in the form of Exhibit B hereto, of the Surviving Company shall continue in full force and effect until further amended in accordance with the provisions thereof and applicable law.

     10. DIRECTORS AND OFFICERS. The members of the Board of Directors and the officers of the Surviving Company on the Effective Date shall continue in office until the expiration of their respective terms of office and until their successors have been elected and qualified.

     11. FURTHER ASSURANCES. From time to time, as and when required by the Surviving Company or by its successors and assigns, there shall be executed and delivered on behalf of the Company such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action as shall be appropriate or necessary in order to best or perfect in or to confirm of record or otherwise in the Surviving Company the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company, and otherwise to carry out the purposes of this Agreement and Plan of Merger, and the officers and directors of the Company are fully authorized in the name and on behalf of the Company or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     12. ABANDONMENT. Notwithstanding the approval of this Merger Agreement by the shareholders of the Company or by the sole stockholder of the Surviving Company, at any time before the Effective Date, (a) this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either the Company or the Surviving Company or both, including by reason of a determination, in the sole discretion of either Board of Directors, that holders of an unacceptable number of shares intend to exercise their statutory appraisal rights pursuant to Section 607.1320 of the FBCA, or (b) the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of the Company and the Surviving Company, such action would be in the best interests of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either corporation or their respective Board of Directors or stockholders with respect thereto, except that the Company shall pay all expenses incurred in connection with the Merger or in respect of this Merger Agreement or relating thereto.

     13. CONDITIONS TO MERGER. The obligation of the corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the corporations in its sole discretion to the extent permitted by law):

          (a) the Merger shall have been approved by the shareholders of the Company in accordance with applicable provisions of the FBCA;

          (b) the Company, as sole stockholder of the Surviving Company, shall have approved the Merger in accordance with the DGCL; and

          (c) any and all consents, permits, authorizations, approvals, and orders deemed in the sole discretion of the Company to be material to the consummation of the Merger shall have been obtained.

     14. AMENDMENT. This Agreement and Plan of Merger may be amended by the Boards of Directors of the Company and the Surviving Company at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of this Agreement and Plan of Merger by either the shareholders of the Company or the sole stockholder of the Surviving Company shall not (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such corporation, (2) alter or change any term of the Certificate of Incorporation of the Surviving Company to be effected by the Merger or (3) alter or change any of the terms and conditions of this Agreement and Plan of Merger if such alteration or change would adversely affect the holders of any class or series of the stock of such corporation.

     15. GOVERNING LAW. This Agreement and Plan of Merger and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of Delaware.

     16. DISSENTERS' RIGHTS. Shareholders of the Company who dissent from the Merger pursuant to Section 607.1320 of the FBCA may be entitled, if they comply with the provisions of the FBCA regarding the rights of dissenting shareholders, to be paid the fair value of their shares.

     17. COUNTERPARTS. In order to facilitate the filing and recording of this Agreement and Plan of Merger, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed and attested on its behalf by its officers hereunto duly authorized, as of the date first above written.

                                         AMERICAN METALS SERVICE, INC.,
                                         a Florida corporation

                                         By:  /s/ John W. Galuchie, Jr.
                                              ----------------------------------
                                         Name:    John W. Galuchie, Jr.
                                               ---------------------------------
                                         Title:   Vice President
                                               ---------------------------------
ATTESTED

By:   /s/ Jeffrey L. Criswell
      ---------------------------
Name:     Jeffrey L. Criswell
      ---------------------------
Title:    Assistant Secretary
      ---------------------------

                                         AMERICAN METALS SERVICE, INC.,
                                         a Delaware corporation

                                         By:   /s/ Thomas K. Van Herwarde
                                               ---------------------------------
                                         Name:     Thomas K. Van Herwarde
                                               ---------------------------------
                                         Title:    President
                                               ---------------------------------
ATTESTED

By:   /s/ Jeffrey L. Criswell
      ----------------------------
Name:     Jeffrey L. Criswell
      ----------------------------
Title:    Assistant Secretary
      ----------------------------